FOR IMMEDIATE RELEASE For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp First Quarter Results Show Increase in Net Earnings

Lewiston, MAINE (October 16, 2009) -- Northeast Bancorp (NASDAQ: NBN), the parent Company of Northeast Bank (www.northeastbank.com), recorded $496,000 in net income for the quarter ended September 30, 2009, an increase of 619 percent compared to the $69,000 in net income earned during the same period a year earlier.

Growth in net interest margin, gains on the sale of loans and increased revenue within both the insurance and investment brokerage divisions contributed to the growth of net income available to common stockholders to $0.19 per diluted share for the first quarter of 2009, compared to $0.03 per diluted share during the same period in 2008.

“We are starting to see the result of our commitment to a strategy based on time-tested banking practices: We price loans reasonably, diversify our offerings and manage risk,” said Jim Delamater, President and Chief Executive Officer of Northeast Bancorp. “This strategy has put us in a strong position, during a time of economic uncertainty when many people are turning to community banks for advice, products and services.”

“We are pleased with our earnings for the first quarter, and we believe that we are well positioned to thrive in the marketplace going forward,” Delamater said.

Excluding amortization of customer lists and intangible expenses, net income available to common stockholders per diluted share was $0.24 for the quarter ended September 30, 2009. See footnote at the end of this release under the heading "Supplemental Reporting of Non-GAAP-Based Financial Measures”.

Net interest margin continued to improve, growing to 3.01 percent during the first quarter of 2009, compared to 2.92 percent during the same quarter last year.

Noninterest income of Northeast Bancorp included $391,000 from the sale of loans during the first quarter of 2009, versus $111,000 during the same three-month period in 2008.  Income from investment brokerage services rose 8 percent and insurance agency income grew 4 percent during the three-month period compared to the first quarter of 2008.

Noninterest expense increased less than 1 percent, reflecting increased salaries and benefits expenses from mortgage loan originators and investment brokers, partially offset by lower depreciation and loan expenses compared to the period ended September 30, 2008.

“Our customers appreciate that we are able to offer them the full range of financial products and services that they need,” Delamater said. “With insurance and investment services, in addition to banking, Northeast Bancorp is a one-stop financial partner that people can trust.”

The allowance for loan losses of $5.8 million represents 1.48 percent of total loans at September 30, 2009 compared to 1.38 percent at September 30, 2008. The provision for loan losses reflects the increase in net credit losses to $534,000 for the quarter ended September 30, 2009 compared to the net credit losses of $521,000 for the quarter ended September 30, 2008.

Nonperforming loans have increased over the quarter ended September 30, 2008 as the economic conditions have deteriorated over the past year.  Virtually all of the nonperforming loans are secured.  Each of the commercial real estate and commercial loans, 65 percent of total nonperforming loans, is subject to an internal review comparing the liquidation value of the collateral to the outstanding loan balance.  Any deficiency is incorporated into our adequacy testing of the allowance for loan losses.  Residential real estate loans account for 27 percent of nonperforming loans.  Consumer loans, including indirect autos and recreational vehicles, are the 8 percent balance.  Management believes that the allowance for loan losses is adequate for the identified credit risk of the nonperforming loans.

The Company is taking steps to further enhance its service offerings, through the introduction of new consumer-oriented technology.

In July, Northeast Bank launched mobile banking for personal banking customers, including a new application for iPhone® users.

In September, Northeast Bank announced plans to open a technologically advanced branch in Poland, Maine, which could serve as a model for the Company. It will have an advanced ATM machine that scans cash and checks to facilitate 24-hour banking. The branch also will use a “dialogue banking” format designed to increase interaction and relationships between customers and the Bank.

As an additional part of its branching strategy, Northeast Bank announced plans in October to close branches at 882 Lisbon St. in Lewiston and 26 Pleasant St. in Mechanic Falls early next year. These operations will be consolidated into other nearby branches, reducing the overhead associated with maintaining those locations. “We’re always looking for ways to cut expenses without affecting the quality of service customers have come to expect from Northeast Bank,” Delamater said. “In this instance, we found that we can meet our customers’ needs and reduce costs at the same time.”

In addition to announcing earnings, Northeast Bancorp declared payment of its regularly quarterly dividend of $0.09 per share, payable on November 20, 2009 to shareholders of record as of October 30, 2009. The Company has paid a dividend every quarter since going public in 1987.

“Our goal is always to make business decisions that are in the best long-term interest of Northeast Bancorp, its owners, customers and employees,” Delamater added. “We stay focused on the values and principles of community banking that have proven themselves time and again, even as we add new services to benefit our customers.”

“We are confident that the power of this strategy is being demonstrated right now at Northeast Bancorp and will continue to strengthen us into the future,” he said.

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About Northeast Bancorp
Northeast Bancorp (NASDAQ: NBN) is the holding Company for Northeast Bank, a leader in delivering one-stop shopping for financial services. Headquartered in Lewiston, Maine, Northeast Bank, together with its wholly owned subsidiary Northeast Bank Insurance Group, Inc., derives its income from a combination of traditional banking services and non-traditional financial products and services, including insurance and investments. Northeast Bank operates eleven traditional bank branches, fourteen insurance offices, three investment centers and a loan production office that serve seven counties in Maine and two in New Hampshire. Information regarding Northeast Bank can be found on its website at www.northeastbank.com or by contacting 1-800-284-5989.
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This communication contains certain “forward-looking statements”.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this release and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2009.

IMPORTANT NOTE: Securities and Advisory Services offered through Commonwealth Financial Network, Member FINRA, SIPC, a Registered Investment Advisor. Securities are not FDIC insured, not bank obligations or otherwise bank guaranteed and may lose value. Northeast Financial is located at 202 Rte 1, Suite 206, Falmouth ME 04105

Supplemental Reporting of Non-GAAP-based Financial Measures

This press release contains certain financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). Northeast’s management uses these non-GAAP measures in its analysis of the Company's performance. The presentation of these non-GAAP financial measures is intended to supplement investors' understanding of Northeast’s core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Earnings per share excluding amortization of customer list and intangibles is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is earnings per share which is calculated using GAAP-based amounts. We calculate earnings per share excluding amortization of customer list and intangibles by excluding the amortization expense for the amortization of customer list and other intangibles recorded in connection with the acquisitions of insurance agencies from our calculation of earnings per share. Management uses earnings per share excluding amortization of customer list and intangibles in order to review our core operating results. Management believes that this is a better measure of our performance.

Amounts in thousands except per share amounts
	Three Months Ended
	September 30,
	2009	2008
Earnings excluding intangible Amortization
Net income	$496	$69
Add back intangible expense, net of tax	121	127
Adjusted net income	$617	$196

Adjusted net income available to common shareholders	$556	$196
Adjusted basic earnings per common share	$0.24	$0.08
Adjusted diluted earnings per common share	$0.24	$0.08

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended
	September 30,		%
	2009	2008	Change
Selected financial information

Income statement data:

Interest income	$7,890	$8,595	-8%
Interest expense	3,664	4,554	-20%
Net interest income	4,226	4,041	5%
Provision for loan losses	555	521	7%
Net interest income after provision for loan losses	3,671	3,520	4%

Gain on sale of loans	391	111	252%
Gain (loss) on securities, net	28	(108)	126%
Investment brokerage income	453	421	8%
Insurance agency income	1,584	1,517	4%
Other noninterest income	627	620	1%
Noninterest Income	3,083	2,561	20%
Noninterest expense	6,106	6,089	0%
Operating income (loss) before income tax	648	(8)	8200%
Income tax expense (benefit)	152	(77)	297%
Net income	$496	$69	619%
Net income available to common stockholders	$435	$69	530%

Per share data:
Basic earnings per common share	$0.19	$0.03	533%
Diluted earnings per common share	$0.19	$0.03	533%
Weighted average shares outstanding:
Basic	2,321,332	2,315,443	0%
Diluted	2,328,432	2,324,916	0%

Book value per common share	$19.36	$17.80
Tangible book value per common share	$13.93	$12.36

Net interest margin	3.01%	2.92%
Net interest spread	2.83%	2.69%
Return on average assets (annualized)	0.33%	0.05%
Return on equity (annualized)	4.10%	0.68%
Tier I leverage ratio (Bank)	7.88%	6.92%
Tier I risk-based capital ratio (Bank)	11.36%	9.62%
Total risk-based capital ratio (Bank)	12.61%	10.97%
Efficiency ratio	84%	92%
Nonperforming loans	9,357	6,561
Total nonperforming assets	9,891	7,040
Nonperforming loans as a % of total loans	2.40%	1.61%
Nonperforming assets as a % of total assets	1.64%	1.16%

	September 30,		%
	2009	2008	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$160,231	$143,445	12%
Loans held for sale	3,564	1,046	241%
Loans	390,244	408,759	-5%
Allowance for loan losses	5,785	5,656	2%
Goodwill & intangibles	12,616	12,640	0%
Total assets	604,431	605,170	0%

Deposits:
NOW and money market	86,111	69,696	24%
Savings	25,128	20,123	25%
Certificates of deposits	224,660	216,291	4%
Brokered time deposits	10,615	12,603	-16%
Noninterest-bearing deposits	34,393	37,879	-9%
Total deposits	380,907	356,592	7%

Borrowings	171,226	204,393	-16%
Stockholders' equity	49,172	41,324	19%

Shares outstanding	2,321,332	2,321,182	0%